EXHIBIT 5.1 Fleming PLLC 30 WALL STREET 8TH FLOOR NEW YORK NEW YORK 10005 TEL 516 902 6567 WWW.FLEMINGPLLC.COM October 16, 2025 Sadot Group Inc. 295 E. Renfro Street, Suite 209 Burleson, Texas 76028 Re: Registration Statement on Form S-3 (File No. 333-281842) Ladies and Gentlemen: We have acted as counsel to Sadot Group Inc., a Nevada corporation (the "Company"), in connection with the issuance and sale by the Company of 103,577 shares (the "Shares") of the Company's common stock, par value $0.0001 per share (the "Common Stock"), pursuant to (i) the Company's Registration Statement on Form S-3 (File No. 333-281842), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement was declared effective on September 19, 2024 (the "Registration Statement"), (ii) the base prospectus dated September 19, 2024, filed as part of the Registration Statement (the "Base Prospectus"), and (iii) the prospectus supplement dated October 16, 2025, relating to the Shares, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the "Prospectus"). In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement and the Prospectus, (ii) the Articles of Incorporation of the Company, as amended to date (the "Articles of Incorporation"), (iii) the Bylaws of the Company, as amended to date (the "Bylaws"), (iv) certain resolutions of the Board of Directors and Pricing Committee of the Company adopted on or about October 15, 2025, relating to the issuance and sale of the Shares, (v) the form of Securities Purchase Agreement, dated October 15, 2025, by and between the Company and the purchasers party thereto, and (vi) a certificate of the Secretary of State of the State of Nevada, dated as of a recent date. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion is given, and all statements herein are made, in the context of the foregoing. This opinion is based as to matters of law solely on the applicable provisions of the Nevada Revised Statutes. We express no opinion as to the laws of any other jurisdiction. Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Securities Purchase Agreements, will be validly issued, fully paid and non-assessable. We consent to the filing of this opinion as Exhibit 5.1 to the Company's Current Report on Form 8-K filed with the Commission on October 16, 2025, which is incorporated by reference into the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you in connection with the filing of the Current Report on Form 8-K and is not to be used, circulated, quoted or otherwise relied upon for any other purpose without our express written permission. Very truly yours, /s/Fleming PLLC FLEMING PLLC